Fox Media LLC Foxtel Management Pty Ltd for and on behalf of the Foxtel Partnership
Foxtel Trade Mark Licence Agreement

The Allens contact for this document is Tommy Chen
Deutsche Bank Place Corner Hunter and Phillip Streets Sydney NSW 2000 Australia T +61 2 9230 4000 F +61 2 9230 5333 www.allens.com.au © Allens Australia 2021

Allens is an independent partnership operating in alliance with Linklaters LLP.

Foxtel Trade Mark Licence Agreement

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Foxtel Trade Mark Licence Agreement

BSWS 508022819v4 205960593 13.10.2021	page (ii)

This Agreement is made on 22 October 2021.
Parties
1	Fox Media LLC, a limited liability company existing under the laws of the State of Delaware, of 10201 West Pico Boulevard, Los Angeles, California 90035, United States of America (the Licensor).
2
Foxtel Management Pty Ltd (ACN 068 671 938) a company incorporated in the State of New South Wales, Australia, of 5 Thomas Holt Drive, North Ryde, NSW 2113, Australia, for and on behalf of the Foxtel Partnership (the Licensee).

Recitals
A	The Licensor is the owner of and the registered proprietor or applicant for registration under the Act of the Licensed Marks.
B
The Licensee is an agent for a partnership between Sky Cable Pty Limited and Foxtel Media Pty Limited (the Foxtel Partnership). The Foxtel Partnership includes within its scope the provision and management of the provision of subscription television services in Australia.

C	The Licensor has agreed to grant the Licensee a licence in respect of the Licensed Marks and the Licensee is to be an authorised Licensee for the purposes of the Act.
D
The Licensee, Twentieth Century Fox Film Corporation and other parties entered into a trade mark licence agreement in 2013 (the 2013 Licence Agreement), under which the Licensee was granted rights to use certain trade marks, including certain Licensed Marks. The 2013 Licence Agreement amended, restated and superseded previous agreements between the same parties. Following the transfer of the relevant trade marks from Twentieth Century Fox Film Corporation to the Licensor, the parties to the 2013 Licence Agreement intend to enter into a Deed of Termination so that the 2013 Licence Agreement and all previous agreements between the Licensee and Twentieth Century Fox Film Corporation (amongst other parties) relating to the licensing of the Licensed Marks will have ceased to have effect and are superseded in full by this Agreement.

It is agreed as follows.
1Definitions and Interpretation
1.1Definitions
The following definitions apply unless the context requires otherwise.
2013 Licence Agreement has the meaning given to it in Recital D.
Act means the Trade Marks Act 1995.
Additional Derivative Mark has the meaning given to it by Clause 5.
Affiliate in relation to a person, means a body corporate, joint venture, partnership, unit trust, trust or other business association (each an entity) in respect of which that person:
(a)is in a position to:
(i)appoint or remove at least one third of the directors or managers of that entity; or
(ii)control the casting of at least one third of the maximum number of votes that might be cast at a meeting of that entity which is entitled to direct the business or management of that entity; or

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(b)holds directly or indirectly (and whether through one or more interposed entities or through other contractual devices or structures or any combination of things) at least one third of the effective economic interest in the equity of that entity.
Australian Consumer Law means Schedule 2 of the Competition and Consumer Act 2010.
Broadcasting Service has the meaning given to it in the Broadcasting Services Act 1992.
Business means the business carried on by the Licensee from time to time.
Commencement Date means March 15, 2019..
Derivative Mark means a trade mark which incorporates the word "Foxtel" and which is listed in Schedule 1.3 and, for the avoidance of doubt, does not include the Fox Trade Marks.
Foxtel Group means NXE Australia Pty Limited and each Subsidiary of NXE Australia Pty Limited for so long as it remains a Subsidiary.
Foxtel Partners means Sky Cable Pty Limited and Foxtel Media Pty Limited.
Foxtel Partnership has the meaning given to it by Recital B.
Fox Trade Marks means the name or style (including use as a trade mark) "Fox" or any derivative of the name "Fox" other than the word Foxtel and the Licensed Marks.
Fox Trade Mark Licence means the trade mark licence agreement between the Licensor and the Licensee in relation to certain Fox Trade Marks.
Insolvency Event means the happening of any of these events to the Licensee:
(a)an order is made that a body corporate be wound up and the order is not dismissed or discharged within 21 days of being made; or
(b)a liquidator, provisional liquidator, receiver or manager is appointed in respect of a body corporate and the appointment is not dismissed or withdrawn within 21 days of being made; or
(c)except to effect a bona fide reconstruction, amalgamation or merger while solvent, a body corporate enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or
(d)a body corporate stops payment generally to its creditors, ceases to carry on its business or threatens to do any of those things other than for the purposes of a bona fide reconstruction or amalgamation or merger while solvent; or
(e)a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to effect a bona fide reconstruction, amalgamation or merger while solvent or is otherwise wound up or dissolved; or
(f)a body corporate applies to a court or an administrative body for a suspension of payments to creditors; or
(g)a body corporate takes any steps to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a body corporate; or
(h)a body corporate is or states that it is insolvent; or
(i)anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction; or

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(j)a body corporate reduces or takes action to reduce its capital in a manner which materially affects its ability to comply with its obligations under this agreement without the written consent of the other party.
Licensed Marks means the trade marks set out or incorporated by reference in Schedule 1 (and, for avoidance of doubt includes the Derivative Marks and Additional Derivative Marks, if any, and any additional trade marks that may be registered or applied for as contemplated by Clause 4.2).
News means News Australia Pty Limited.
Register has the meaning given by the Act.
Registrar of Trade Marks has the meaning given by the Act.
Subsidiary has the meaning given in the Corporations Act 2001 (Cth).
Territory means Australia.
Trust means the declaration of trust of even date herewith made by the Licensor in favour of the Licensee in relation to the Licensed Marks.
1.2Interpretation
Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.
(a)The singular includes the plural and conversely.
(b)A gender includes all genders.
(c)A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.
(d)A reference to a Clause or Schedule is to a clause of or schedule to this Agreement.
(e)A reference to any party to this Agreement or any other agreement or document includes the party's successors and permitted assigns.
(f)A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, where applicable in accordance with this Agreement or that other agreement or document.
(g)A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.
(h)A reference to conduct includes, without limitation, any omission, statement or undertaking, whether or not in writing.
(i)A reference to dollars or $ means Australian dollars.
(j)A reference to legislation is to Australian legislation.
2Licence
2.1Grant of licence
In consideration of the payment of the sum of $10.00 by the Licensee to the Licensor (the receipt of which the Licensor acknowledges) the Licensor grants to the Licensee, subject to the terms of this Agreement, an exclusive licence to use the Licensed Marks in the Territory in connection with the Business.

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2.2Territorial restrictions
(a)The Licensee is not permitted to use or grant to any other person the right to use the Licensed Marks outside the Territory without the prior written consent of the Licensor.
(b)The Licensor is not permitted to use or grant to any other person the right to use the Licensed Marks in the Territory without the prior written consent of the Licensee.
2.3Acknowledgement by Licensee
The Licensee acknowledges that the Licensor or any of its Affiliates carries and may carry on business in the Territory under the Fox Trade Marks and the Licensee releases and discharges the Licensor and any Affiliate of the Licensor from any claim (including objection or opposition) by or liability to the Licensee as a consequence of that business or use provided that business or use does not bring the Licensed Marks into disrepute.
2.4Goodwill
(a)Subject to the terms of the Trust, goodwill associated with the Licensed Marks which arises or has arisen from use of the Licensed Marks by the Licensee, other members of the Foxtel Group and permitted sub-licensees pursuant to this Agreement inures and shall inure to the sole benefit of the Licensor.
(b)The Licensor acknowledges that it acquires no interest in the goodwill associated with the Business which goodwill inures to the sole benefit of the Licensee.
3Duration
This Agreement is deemed to take effect from the Commencement Date and will continue in force perpetually subject to the rights of termination under Clause 12.
4Trade Mark Act matters
4.1Record of Authorised Use
The Licensor and the Licensee or their authorised agents shall apply in writing in the form prescribed by the Act for recording of the Licensee's rights in respect of the Licensed Marks under this Agreement on the Register.
4.2Applications for registration
If at any time during the term of this Agreement the Licensee requires the Licensor to obtain additional trade mark registrations in the Territory for marks which include the word Foxtel, in respect of any goods/services/and classes to enhance or protect the Business in the Territory it will notify the Licensor in writing. The Licensor shall in consultation with the Licensee (to ensure that the Licensee's rights are protected) diligently pursue steps to obtain such trade mark registrations, including undertaking availability searches and, subject to the results of those searches, filing such further applications, at the Licensee’s cost.
4.3No application by Licensor
The Licensor will not apply for registration of the Licensed Marks other than as specified in Schedule 1 without the prior written instructions of the Licensee.
4.4Derivative Marks
The Licensor shall instruct solicitors or trade mark attorneys of its choice to undertake availability searches and, subject to the results of those searches, apply for registration of the Derivative Marks in any class reasonably requested by the Licensee, at the Licensee's cost. For avoidance

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of doubt, if those applications are lodged then the licence granted under Clause 2.1 of this Agreement shall extend to those Derivative Marks.
4.5Licensor to inform Licensee
The Licensor must keep the Licensee fully and promptly informed of all matters arising under Clause 4.
4.6Licensor to act promptly
The Licensor must ensure that it acts promptly in response to any enquiries or directions from the Registrar of Trade Marks and that it takes all action necessary to ensure acceptance of any application made to register the Licensed Marks.
4.7Costs of Application and Maintenance
The Licensee shall pay all of the Licensor's costs, on a solicitor/trade mark attorney and own client basis, associated with the application for the Licensed Marks, including any availability searches conducted for the Licensed Marks, and the maintenance of registration of the Licensed Marks.
4.8Licensee to Assist Licensor in Securing Registration
The Licensee must ensure that it provides the Licensor with all information necessary and assists the Licensor, as required under the circumstances, in connection with applications made to register the Licensed Marks.
5Additional Derivative Marks
The licence granted to the Licensee in Clause 2.1 includes the licence to use, in the Territory, such additional trade marks which incorporate the word "Foxtel" and which are not Derivative Marks as may be authorised by the Licensor from time to time (an Additional Derivative Mark), provided that the Licensor takes no responsibility for any use by the Licensee of a third party registered or unregistered trade mark or copyrighted work as a component of an Additional Derivative Mark, whether or not the Licensor has authorised that Additional Derivative Mark. The Licensor may not unreasonably withhold its authorisation of an Additional Derivative Mark. It shall not be unreasonable for the Licensor to withhold its authorisation on the basis that the trade mark concerned contains a "searchlight" device or a "searchlight with pedestal" device. The Licensee shall pay all of the Licensor's costs, on a solicitor/trade mark attorney and own client basis, associated with any availability searches conducted in relation to any trade mark nominated as a potential Additional Derivative Mark.
6Preservation of the licensed marks
6.1Protection of title
(a)The Licensee acknowledges that the Licensor is the legal owner of the Licensed Marks in the Territory (and elsewhere) and each undertakes not to do or cause any thing to be done that may adversely affect the Licensor's rights in relation to the Licensed Marks or call into question the validity of that title or the registration of the Licensed Marks.
(b)In addition (but without prejudice to the provisions of the Fox Trade Mark Licence), the Licensee acknowledges that the Licensor is the legal and beneficial owner of a number of other trade marks in the Territory and elsewhere which consist of or include the word "Fox" and the double searchlight device (with or without the searchlight pedestal) and the Licensee undertakes not to do or cause anything to be done that may adversely affect the

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Licensor's rights in relation to the other marks or call into question the validity of that title or the registration of those other trade marks.
(c)The Licensor and the Licensee acknowledge that as at the date of this Agreement none of the Licensed Marks contain the double searchlight device.
(d)The undertakings given in this Clause 6.1 will survive termination or expiry of this Agreement (for whatever reason).
6.2Reproduction of Licensed Marks
Without limiting Clause 6.1, the Licensee agrees that it will:
(a)only reproduce the Licensed Marks in the form in which they appear in Schedule 1 Part 1.1 or as otherwise registered;
(b)other than where used as part of a Broadcasting Service or content service as otherwise agreed between the Licensor and the Licensee, ensure that a trade mark legend in the appropriate form as set out in Schedule 2 appears whenever the Licensed Marks are used; and
(c)only use the Licensed Marks within the Guidelines set out in Schedule 3.
6.3Maintenance of registration
The Licensor will (at the cost of the Licensee on a solicitor/trade mark attorney and own client basis) maintain the registrations of the Licensed Marks by paying any applicable fees and doing any other things necessary to renew the registrations. The Licensee will provide the Licensor with all documentation and information necessary to renew the registrations.
6.4Fox Trade Mark Licence
Nothing in this Agreement shall affect, or be affected by, the provisions of the Fox Trade Mark Licence.
7Infringement
7.1Notice of Infringement
The Licensee will notify the Licensor of any infringement or potential infringement of the Licensed Marks of which the Licensee becomes aware.
7.2Licensee may bring proceedings
The Licensor grants to the Licensee the right to make claims and bring proceedings for infringement or threatened infringement of the Licensed Marks and any related claims in passing off and/or claims arising from alleged breaches of the Australian Consumer Law or any State Fair Trading Act in its own name and shall lend its name to any such proceedings, provided that:
(a)in connection with such proceedings, the Licensee only uses solicitors, attorneys or counsel approved by the Licensor (such approval not to be unreasonably withheld);
(b)it is given notice forthwith of any intention to commence any such proceedings;
(c)it is kept informed of all steps to be taken in those proceedings;
(d)if at any time, the Licensor (acting reasonably) becomes dissatisfied with the conduct of any proceedings brought by the Licensee, it can, in its absolute discretion and at its cost, take over conduct of those proceedings on behalf of itself and the Licensee.

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7.3Costs of Infringement Proceedings
The Licensee shall pay all costs, on a solicitor and own client basis, associated with any proceedings brought for infringement by the Licensee under Clause 7.2 and shall indemnify the Licensor for all of its costs, on the same basis, as may be incurred by or ordered against the Licensor in those proceedings (except where Clause 7.2(d) applies).
7.4Application of sums recovered
Any financial award or settlement recovered as a result of any claims or proceedings for infringement brought under Clause 7.2 will be split between the Licensee and the Licensor in proportion to their respective contributions (if any) to the costs of such claim or proceedings.
7.5Warranty by Licensor
The Licensor warrants that it is the legal owner in the Territory of the Licensed Marks (excluding any unregistered Additional Derivative Marks).
8Standard of quality and marketing
8.1Conformity of Standards
The nature and quality of the goods manufactured or supplied and/or services provided by the Licensee and all stationery, advertising and promotional materials relating to the goods and/or services must conform to the quality control standards devised and agreed upon in writing by the Licensor and the Licensee.
8.2Consultation on Marketing
The Licensee will consult where reasonably practicable with the Licensor on all advertising and marketing of the goods and/or the services under or by reference to the Licensed Marks as may be necessary to ensure co-ordination and integration with any advertising and marketing initiatives of the Licensor.
8.3Device Marks
The Licensee acknowledges that the Licensor and its Affiliates use the "searchlight" and "searchlight with pedestal" devices (the Devices) on a global basis and that it is important for the Licensor to protect the integrity of the Devices. If the Licensee wishes:
(a)to alter the appearance of the Devices in its use of the Licensed Marks in any material respect; and/or
(b)to require the Licensor to file additional trade mark applications incorporating material variations of the Devices it must first consult with the Licensor and obtain its written consent to those changes. The Licensor will act reasonably and in good faith in deciding whether to give or withhold its consent, having regard to the commercial interests of the Licensee and the need to protect the integrity of the Devices.
9Dealing with the licensed marks and appointment of Licensor's representative
9.1Importance of Sub-licensing Rights
The Licensor acknowledges that the Licensee has entered into and/or intends to enter into arrangements with a number of third parties in relation to supply of the Foxtel subscription television channels and other content services (Content Transactions), for which it requires the right to sub-license the Licensed Marks. The Licensor also acknowledges that the Licensee may

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also enter into Content Transactions or similar arrangements in the future, and the ability to sub-license the Licensed Marks is an important factor in the Licensee’s ability to enter into such transactions.
9.2Sublicence and Merchandising
The Licensee may sub-license its rights in the Licensed Marks to:
(a)any person in relation to any of the Licensed Marks for the purpose of merchandising; or
(b)any other member of the Foxtel Group; or
(c)any other entity which distributes the same (or some of the same) channels and/or services as the Licensee, provided that:
(i)any such sub-licence is terminable immediately upon termination of the licence granted under Clause 2 of this Agreement; and
(ii)the sub-licensee is bound by quality control provisions which are no less onerous than those which appear in this Agreement (or which are otherwise agreed by the Licensor).
9.3Channel suppliers
The Licensee may sub-license any supplier of a channel or of programming forming part of a channel and/or service provided or managed by the Licensee with the right to use the Licensed Marks in that channel or programming and provided that the sub-licensee is bound by quality control provisions which are no less onerous than those which appear in this Agreement (or which are otherwise agreed by the Licensor).
9.4Licensor to be kept informed
(a)Licensor to be kept informed
The Licensee shall keep the Licensor informed of any agreed quality control standards, send representative copies to the Licensor of any use of the Licensed Marks and in all circumstances inform the Licensor of sub-licensing arrangements under Clause 9.2 or Clause 9.3.
(b)Sub-licence terms
The Licensee shall ensure that the terms of any sub-licence are on terms which are consistent with and no less onerous than the terms of this Agreement (other than the right to commence infringement proceedings in the name of the Licensor which must not be included in any sub-licence).
9.5Existing sub-licensees
The parties agree that, as between them, a sub-licence is deemed to have been granted, with effect from the Commencement Date, by the Licensee to each other member of the Foxtel Group and any other sub-licensee under the 2013 Licence Agreement, in each case on the same terms as such party was licensed or sub-licensed immediately prior to the Commencement Date, but only to the extent the Licensee has the right to grant such sub-licence under this Agreement.
9.6Assignment
Subject to the prior written consent of the Licensor (which consent shall not be unreasonably withheld) the Licensee may assign this Agreement (and the benefit of the right to use each of the Licensed Marks) to a bona fide purchaser for value of the Business. The parties acknowledge

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that it may be reasonable for the Licensor to withhold its consent in relation to the assignment of the search light device (with or without the search light pedestal) comprised in the Licensed Marks.
9.7No assignment by Licensor
The Licensor will not assign any of the Licensed Marks without the written permission of the Licensee.
9.8Security
The Licensor undertakes that it will not encumber any of the Licensed Marks as security.
9.9Parties’ obligations regarding withholdings or other similar taxes
(a)If any amounts in respect of withholding or other similar taxes are required to be paid under this Agreement under applicable laws, the Licensee must remit any amounts so withheld promptly to the relevant government authority and will deliver documentation, as agreed between the parties, evidencing such remittance of tax withheld. In determining the amount of payment subject to withholding and the rate of withholding, the Licensee shall give due regard to all applicable Australian and international law, including income tax treaties and protocols, and any documents provided by Licensor.
(b)The Licensee is solely responsible for complying with any withholding obligations imposed on it by applicable laws. The Licensor will not in any circumstances indemnify, refund, reimburse, or contribute to any withholding or other similar taxes, or any penalties or interest on those amounts, that Licensee may be required to pay in respect of amounts paid to the Licensor in connection with this Agreement.
10Trade names
10.1Corporate names
The Licensor consents to the corporate name and business name use of the name Foxtel (or any name incorporating a Derivative Mark) by the Licensee and other members of the Foxtel Group.
10.2Domain Names
The Licensor consents to the use of the Licensed Marks and Derivative Marks as, or as part of, internet domain names by the Licensee and other members of the Foxtel Group.
10.3Trade names and corporate titles
Except as provided by Clause 10.1 or 10.2 or by any written consent of the Licensor (and without prejudice to the provisions of the Fox Trade Mark Licence), the Licensee must not use or apply for corporate name, business name or domain name registration of the Licensed Marks or any part of them including the word "FOX" as part of the trade name or corporate title of the Licensee (or of any division or branch of the Licensee) or any other member of the Foxtel Group.
10.4Obligations on termination
On the termination of this Agreement, despite any consent previously given, the Licensee must do the following (within two months of termination) in relation to a corporate or trade name or domain name including the Licensed Marks or part of them:
(a)cease carrying on business under the corporate or trade name and cease using the domain name and any deceptively similar name or title; and
(b)without limiting paragraph (a), where a Licensed Mark or any part of a Licensed Mark has been used as or as part of a:

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(i)business name, the Licensee must, in respect of each name, give the Licensor a Notice of Cessation Under Business Name (or equivalent document) under the relevant Act properly executed by or on behalf of the Licensee and by all other persons, if any, in relation to whom the name is registered;
(ii)corporate title, the Licensee must give the Licensor evidence that:
(A)an Application for Change of Name of a Company (or equivalent document) has been completed;
(B)a new corporate name has been reserved; and
(C)a special resolution that the name be changed has been passed.
The Licensee must give these documents to the Licensor together with any appropriate fees for lodgement with the Australian Securities and Investments Commission. The Licensor shall file all required documents with the Australian Securities and Investments Commission within all requisite time limits.
(c)Without limiting paragraph (a), where a Licensed Mark or part of a Licensed Mark has been used as a domain name, the Licensee must give the Licensor evidence that it has applied to the relevant domain name registry to have the domain name removed from the register or (if so requested by the Licensor) transferred to the Licensor.
11Indemnity
The Licensee shall indemnify the Licensor against each claim, action, proceeding, judgment, damage, loss, expense or liability (Loss) incurred or suffered by or brought or made or recovered against the Licensor (including all legal fees incurred by the Licensor) related to the Business or in connection with:
(a)any breach of this Agreement by the Licensee;
(b)any breach by a sub-licensee of any sub-licensing agreement entered into under Clause 9.2 or 9.3;
(c)use of the Licensed Marks by the Licensee, any member of the Foxtel Group or any sub-licensee, other than as permitted by this Agreement or any sub-licence; or
(d)any use of Additional Derivative Marks by the Licensee, any member of the Foxtel Group or any sub-licensee save to the extent the Loss arises from use of any element of the Additional Derivative Mark that is listed in Schedule 1.
12Termination
The Licensor may terminate this Agreement (other than Clause 13 or Clause 14) if any of the events listed below occurs and is not remedied within 90 days of notice from the Licensor to the Licensee:
(a)The Licensee breaches a provision of this Agreement and has not remedied that breach within 30 days after service of a notice from the Licensor of its intention to terminate this Agreement under this Clause giving adequate particulars of the alleged default;
(b)The Licensee assigns, or attempts to assign its rights under this Agreement, or licenses or attempts to license its rights under this Agreement other than as permitted by this Agreement;
(c)An Insolvency Event occurs in relation to the Licensee;
(d)The Licensee ceases to carry on any Business in the Territory; or
(e)The Licensee ceases to be an Affiliate of News.

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For so long as the appointment of the Chief Executive Officer of the Licensee is controlled by News, the Licensor may only terminate this Agreement under either Clause 12(c) or (d).
13Rights on termination or expiration
13.1Accrued rights
Termination of this Agreement will be without prejudice to the rights which either party may have accrued against the other up to the date of termination.
13.2Cessation of use
After the termination of this Agreement the Licensee will, within two months of termination permanently cease to use the Licensed Marks and Derivative Marks or any marks substantially identical with or deceptively similar to the Licensed Marks and/or Derivative Marks, (except as otherwise permitted by the Fox Trade Mark Licence).
13.3Maintenance of Registration
Subject to Clause 13.4, the Licensor may maintain the registration of the Licensed Marks after termination of this Agreement.
13.4Undertaking
The Licensor undertakes that if this Agreement is terminated:
(a)if any Licensed Mark is removed from the Register or has its registration cancelled, no application for registration of any Licensed Mark will be made in the Territory; and
(b)during the period any registration is maintained by the Licensor that the Licensed Marks will not be used by the Licensor, authorised for use or licensed or assigned by the Licensor to any person for use in the Territory.
14No waiver
No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.
15No agency or partnership
This Agreement does not constitute any party, the agent of another or imply that the parties intend constituting a partnership, joint venture or other form of association in which any party may be liable for the acts or omissions of another. The Licensee has no authority to incur any obligations on behalf of, or to pledge the credit of, the Licensor.
16Notices
Any notice, demand, consent or other communication given or made under this Agreement:
(a)must be in writing addressed to the intended recipient at the address or email address below or the address or email address last notified by the intended recipient to the sender:
Fox Media LLC, Los Angeles

Attention:	Neil Vohra, VP, Intellectual Property
Chris Reed, SVP, Intellectual Property
Email:	neil.vohra@fox.com

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chris.reed@fox.com
with a further copy mailed to Fox Corporation, 10201 W. Pico Boulevard, Los Angeles, CA 90064;

Foxtel Management Pty Limited, Sydney
Attention:    Chief General Counsel
Email:        General.Counsel@foxtel.com.au
with a further copy mailed to 5 Thomas Holt Drive, North Ryde, NSW 2001;
(b)must be signed by a person duly authorised by the sender,
(c)if sent by email and is in order to serve proceedings on the other party, must be in a form which:
(i)identifies the sender;
(ii)is electronically signed by the sender or an authorised officer of the sender; and
(iii)clearly indicates the subject matter of the notice in the subject heading of the email;
provided that the recipient has not provided written notice to the other parties confirming that it does not wish to receive notices by email. The parties consent to the method of signature contained in this Clause 16 and agree that it satisfies the requirements of applicable law for signature on service of notice by email;
(d)will be taken to have been given:
(i)(in the case of delivery in person) when delivered, received or left at the above address;
(ii)(in the case of post) on the seventh day after the date on which the notice is accepted for posting by the relevant postal authority; and
(iii)(in the case of email delivery) when delivered and on the date of completion of such delivery provided that the sender does not within 12 hours after sending such notice (as recorded on the device from which the sender sent the email) receive any indication that delivery of the email to the intended recipient has failed.
If delivery or receipt is on a day when commercial premises are not generally open for business in the place of receipt or is later than 4pm (local time) on any day, the notice will be taken to have been given on the next day when commercial premises are generally open for business in the place of receipt.
17Severance
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.
18Entire agreement
This Agreement and the documents referred to herein contain the entire agreement of the parties with respect to their subject matter. They set out the only conduct relied on by the parties and

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supersede all earlier conduct by the parties with respect to their subject matter. None of the terms in this Agreement can be waived or modified except by an express written agreement signed by all parties.
19Governing law
This Agreement is governed by the laws of New South Wales, Australia. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there.
20Counterparts
This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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Schedule 1
Licensed Marks
1Foxtel Marks
1.1General
The name "FOXTEL" represented below and all common law or statutory rights associated with this mark including without limitation the trade mark registrations and applications and any registrations issuing from them as set out in Part 1.2 of this Schedule and any Derivative Marks.
1.2Existing registrations and applications

Mark	Number	Class(es)	Status
FOXTEL (word mark)	678274	9, 16, 28, 35, 36, 37, 38, 41, 42	Registered
FOXTEL	776992	25	Registered
FOXTEL	1849272	9, 16, 35, 38, 41, 42	Registered
1.3Derivative Marks

Mark	Number	Class(es)	Status
FOXTEL BOX OFFICE	853501	38	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955363	9	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955367	14	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955370	16	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955371	18	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955375	21	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955376	24	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955377	25	Registered
FOXTEL VIEW; FOXTEL _____ VIEW (series)	955378	28	Registered

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Mark	Number	Class(es)	Status
	955379	38	Registered
	955380	41	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958199	9	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958200	14	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958201	16	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958202	18	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958203	21	Registered

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Mark	Number	Class(es)	Status
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958204	24	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958205	25	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958206	28	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958207	38	Registered
FOXTEL ACTIVE; FOXTEL ______ ACTIVE (series)	958208	41	Registered
FOXTEL DIGIBOX	967719	9, 25, 38, 41	Registered
FOXTEL DIGITAL GUIDE	973345	9, 25, 38, 41	Registered
FOXTEL EXTRA	973348	9, 16, 38, 41	Registered
FOXTEL+	973350	9, 16, 38, 41	Registered
FOXTEL PLUS	973353	9, 16, 38, 41	Registered
(FOXTEL DIGITAL HERO)	990245	9, 16, 38, 41	Registered
	990249	9, 16, 38, 41	Registered
FOXTEL IQ	1039325	9, 16, 38, 41, 42	Registered
	1041363	9, 16, 38, 41, 42	Registered
FOXTEL By Mobile	1133515	9, 38, 41	Registered
FOXTEL by Broadband	1143497	9, 38, 41	Registered
FOXTEL Express	1165339	9, 38, 41	Registered
FOXTEL Connect	1169968	9	Registered
	1171930	9, 16, 35, 38, 41, 42	Registered
FOXTEL MovieSelector	1204627	9, 38, 41	Registered
MOBILE FOXTEL	1208821	9, 38, 41	Registered
FOXTEL HD+	1216144	9, 38, 41	Registered
FOXTEL BOX OFFICE HD	1233151	9, 16, 38, 41	Registered
	1235226	9, 16, 35, 38, 41, 42	Registered
FOXTEL IQ TO GO	1239828	9, 16, 38, 41, 42	Registered

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Mark	Number	Class(es)	Status
	1242123	9, 16, 38, 41, 42	Registered
FOXTEL IQ2	1242131	9, 16, 38, 41, 42	Registered
FOXTELiQpickR	1262103	9, 38, 41, 42	Registered
www.foxtel.com.au	1319964	9, 16, 25, 28, 35, 36, 37, 38, 41, 42	Registered
FOXTEL HD	1332968	9, 38, 41	Registered
FOXTEL Everywhere	1359490	9, 38, 41	Registered
FOXTEL Canvas	1359491	9, 38, 41	Registered
FOXTEL Anywhere	1359492	9, 38, 41	Registered
FOXTEL Business Broadcast	1360811	9, 38, 41	Registered
FOXTEL GO	1501478	9, 16, 35, 38, 41, 42	Registered
FOXTEL MOVIES	1523681	9, 16, 18, 21, 25, 28, 35, 38, 41, 42	Registered
FOXTEL PLAY	1560772	9, 16, 35, 38, 41, 42	Registered
FOXTEL SIGNATURE	1631117	9, 16, 35, 38, 41, 42	Registered
FOXTEL COLLECTIONS	1631118	9, 16, 35, 38, 41, 42	Registered
FOXTEL ANYTIME	1653610	9, 16, 35, 38, 41, 42	Registered
FOXTEL STORE	1838999	9, 16, 35, 38, 41	Registered
FOXTEL NOW	1849273	9, 16, 35, 38, 41, 42	Registered
	1849275	9, 16, 35, 38, 41, 42	Registered
	1849276	9, 16, 35, 38, 41, 42	Registered
	1865123	9, 35, 38, 41	Registered
FOXTEL MOVIE PASS	1923591	9, 16, 38, 41	Registered
	1925327	9, 35, 38, 41	Registered
FOXTEL FIRST	1991166	35	Registered

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Mark	Number	Class(es)	Status
FOXTEL HOME OF THE HERO	2062806	9,38,41	Registered
FOXTEL THERE’S NOTHING LIKE IT	2065264	9,38,41	Registered
THERE’S NOTHING LIKE FOXTEL	2066041	35, 38,41	Registered
NOTHING LIKE FOXTEL	2066042	35, 38,41	Registered

Schedule 2
Trade Mark legend
Where reasonably practicable having regard to space constraints:

Prior to registration:	[trade mark]™ is used under licence in Australia by Foxtel Management Pty Limited.
After registration:	[trade mark]® is used under licence [in Australia] by Foxtel Management Pty Limited.
And otherwise:
Following filing of applications but prior to registration:	[trade mark]™ [With approximate reference to use under licence.]
After registration:	[trade mark]® [With a proximate reference to use under licence.]

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Schedule 3
Guidelines for use of Licensed Marks
•The marks should always be highlighted in literature and advertising to draw attention to their special status as trade marks.
•Use of the marks should be uniform and consistent.
•Unless otherwise approved by the Licensor, the marks should only be used as adjectives and not as nouns, verbs or descriptions of the goods or services to which they relate.
•The marks should never be pluralised.
•Notations in accordance with Clause 6.2(b) should always be used.
•The market place should be carefully and continuously monitored to identify any unauthorised use or mis-use of the marks.

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Each attorney executing this Agreement states that he or she has no notice of the revocation or suspension of his or her power of attorney.

Executed in Los Angeles by Fox Media LLC:
/s/ Jeffrey A. Taylor	/s/ Tirzah Lowe
Authorised Representative Signature	Authorised Representative Signature
Jeffrey A. Taylor	Tirzah Lowe
Print Name	Print Name
Executive Vice President	Assistant Secretary
Position	Position

Executed in Sydney by Foxtel Management Pty Ltd:
/s/ Patrick Delany	/s/ Lynette Ireland
Director Signature	~~Director/~~Secretary Signature
Patrick Delany	Lynette Ireland
Print Name	Print Name

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